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                                                                  Exhibit 4.3


                                 CERTIFICATE OF TRUST
                                          OF
                              PENNFIRST CAPITAL TRUST I

    THIS Certificate of Trust of PennFirst Capital Trust I (the "Trust"), dated as of November 5, 1997, is being duly executed and filed by the undersigned, as trustees, to form a business trust under the Delaware Business Trust Act (12 Del. C. Section 3801, et seq.).

    1. Name. The name of the business trust formed hereby is PennFirst Capital Trust I.

    2. Delaware Trustee. The name and business address of the trustee of the Trust with a principal place of business in the State of Delaware are The Bank of New York (Delaware), White Clay Center, Route 273, Newark, Delaware 19711.

    3. Effective Date. This Certificate of Trust shall be effective upon filing.

    IN WITNESS WHEREOF, the undersigned, being the trustees of the Trust, have executed this Certificate of Trust as of the date first-above written.

                   THE BANK OF NEW YORK (DELAWARE), not in
                   its individual capacity but solely as trustee of the Trust

                   By:/s/ Walter N. Gitlin
                      -----------------------------------------
                      Name: Walter N. Gitlin
                      Title: Authorized Signatory


                   CHARLOTTE A. ZUSCHLAG, not in her individual capacity but solely as trustee of the Trust


                   /s/ Charlotte A. Zuschlag
                   --------------------------------------------


                   FRANK D. MARTZ, not in his individual capacity but solely as trustee of the Trust


                   /s/ Frank D. Martz
                   --------------------------------------------


                   CHARLES P. EVANOSKI, not in his individual capacity but solely as trustee of the Trust


                   /s/ Charles P. Evanoski
                   --------------------------------------------